Filed Pursuant to Rule 433
Registration No. 333-222676

Term Sheet
May 10, 2018

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Aa3 (stable outlook) / AA- (stable outlook)
CUSIP:	89236TFC4
Pricing Date:	May 10, 2018
Settlement Date:	May 14, 2018 (T+2)
Maturity Date:	November 14, 2019
Principal Amount:	$950,000,000 (may be increased prior to the Settlement Date)
Price to Public:	100.000%
Commission:	0.045% 0.225% in the case of Toyota Financial Services Securities USA Corporation
Net Proceeds to Issuer:	99.955% / $837,622,900 99.775% / $111,748,000 in the case of Toyota Financial Services Securities USA Corporation
Floating Rate Index:	3 Month LIBOR
Floating Rate Spread:	+14 basis points
Index Source:	LIBOR Reuters
Minimum Interest Rate:	0.000%
Interest Payment Frequency:	Quarterly
Initial Interest Rate:	The initial interest rate will be based on 3 month LIBOR determined on May 10, 2018 plus the Floating Rate Spread.
Interest Payment Dates:	Each February 14, May 14, August 14 and November 14, beginning on August 14, 2018 and ending on the Maturity Date
Interest Reset Dates:	The first interest reset date shall be the Settlement Date and thereafter, each Interest Payment Date. Newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date.
Interest Determination Date:	Second London Banking Day preceding each Interest Reset Date
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and London
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agents/DTC Numbers: Co-manager/DTC Number:	Merrill Lynch, Pierce, Fenner & Smith Incorporated/#773 Toyota Financial Services Securities USA Corporation/#0443 The Williams Capital Group, L.P./#0443

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated January 25, 2018 and the related prospectus dated January 24, 2018; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Toyota Financial Services Securities USA Corporation toll-free at 1-800-292-1147, or The Williams Capital Group, L.P. toll-free at 1-800-924-1311.

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